Exhibit 10.47
FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN
Director Restricted Stock Unit Agreement

Name of Participant:

Date of Grant:	May 15, 2008

Number of Restricted Stock Units Awarded:
     Pursuant to the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above a Restricted Stock Unit Award (the “Restricted Stock Unit Award”), meaning the right to receive common stock of Foster Wheeler Ltd. (the “Company”), par value of $.01 per share, on the terms and conditions set forth herein. Capitalized terms used but not defined in this Director Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings ascribed to them in the Plan.
     1. Acceptance of Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to you and you hereby accept the grant of the number of Restricted Stock Units (the “Units”) set forth above. Units will be settled only in Shares of common stock of the Company on a one Share for one Unit basis, rounded up or down to the nearest whole Share, and not in cash.
     2. Relation of Restricted Stock Unit Award to Other Agreement(s). As an express condition to acceptance of this Restricted Stock Unit Award, subject to the special exception provided under Section 3(e) of this Agreement (which governs a Change in Control situation), you agree that:
          (a) Except to the extent you are or subsequently become a party to a written service or other agreement with the Company (such agreement(s), which for the avoidance of doubt, do not include any agreements entered into with Affiliates or Subsidiaries of the Company) (the “Other Agreement”), the only vesting and lapse of forfeiture restriction provisions that govern the Restricted Stock Unit Award under this Agreement are set forth in Section 3 of this Agreement;
          (b) To the extent that the vesting and lapse of forfeiture restriction provisions of this Agreement or the Plan’s terms are inconsistent with an Other Agreement, the provisions of your Other Agreement shall govern and control, subject to the special exception provided under Section 3(e) of this Agreement (which governs a Change in Control situation); and

     (c) Except as expressly provided in paragraph (b) above, the terms of any Other Agreement shall in no way alter or amend, or provide additional rights or benefits, under the Restricted Stock Unit Award governed by this Agreement.
     3. Vesting; Termination of Restricted Stock Award.
     (a) General Vesting Rule. You will be issued Shares in settlement of the Units only as you vest in the Units, meaning that the Units will be settled in Shares on the day on which you vest in any portion of the Units (hereinafter referred to as a “Vesting Date”). So long as you provide continued service to the Company or any Affiliate through such Vesting Date(s), and except as otherwise set forth in this Section 3, the Units shall vest and your right to receive and retain the Shares in settlement of such Units will become nonforfeitable on December 31, 2008.
     (b) Termination as a Result of Death or Disability. In the event of your termination of service as a result of your death or Disability (as defined in Section 2(q) of the Plan) on or after January 31, 2008, any unvested Units shall immediately vest as of the date of such termination for death or Disability.
     (c) Termination for Cause. In the event your service is terminated for Cause (as defined in Section 2(i) of the Plan), all unvested Units and all Shares received upon settlement of vested Units shall expire immediately, be forfeited and considered null and void, and the provisions of Section 4 of this Agreement shall control.
     (d) Termination — General. In the event of your termination of service other than as a result of your death, Disability (as defined in Section 2(q) of the Plan) or Cause (as defined in Section 2(i) of the Plan) on or after January 31, 2008, any unvested Units shall vest pro-rata as of the date of your termination of service based on the following formula:
     (i) the total number of Units, times
     (ii) a ratio, the numerator of which is the total number of months of service from May 6, 2008 to the end of the month in which the date of your termination of service occurs, and the denominator of which is eight (8), rounded to the nearest whole number.
The remaining portion of the unvested Units which are not accelerated for vesting purposes shall be immediately forfeited.
Example: The following example is included merely for demonstrative purposes.
Ann, a director, is granted 1,000 Units on May 15, 2008. She will vest 100% in her Units on December 31, 2008. Ann subsequently announces her termination of service effective July 1, 2008.
As of July 1, 2008, Ann will immediately vest in unvested Units equal to the amount of 375 (equal to 1,000 Units multiplied by 3 (i.e., 3 months of service from May 6, 2008) divided by 8.

     (e) Change in Control Acceleration. In the event of a Change in Control (as defined in Section 2(j) of the Plan) which closes on a date prior to your termination of service but on or after January 31, 2008, any unvested Units shall immediately become fully vested, effective as of immediately prior to consummation of the Change in Control. Notwithstanding the foregoing, to the extent that a service, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of greater value upon a Change in Control that those provided in this paragraph (e), the rights set forth in such other agreement shall supersede the provisions of this paragraph (e). Comparatively, to the extent that a service, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of lesser value upon a Change in Control that those provided in this paragraph (e), the rights set forth in this paragraph (e) shall supersede the provisions of such other agreement.
     (f) Other Termination Events. Notwithstanding anything to the contrary contained in this Agreement, the Units will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 4 of this Agreement shall control.
     (g) Forfeiture Price. In the event that any Shares previously issued to you on settlement of the Units are required to be forfeited under Section 3(c) or Section 3(f), then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share. The Company will have ninety (90) days from the date of any event giving rise to forfeiture under Section 3(c) or Section 3(f), as the case may be, within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares under this paragraph (g) is assignable by the Company, in its sole discretion, to an Affiliate or other party to whom such rights can be assigned under the Applicable Laws (as defined in Section 2(c) of the Plan).
     4. Forfeiture Events. In addition to the rights available to the Company under Section 3(g) immediately above, upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), you, without any further action by the Company or you, shall forfeit, as of the first day of any such Forfeiture Event:
     (a) all right, title and interest to these Units;
     (b) any Shares received upon settlement of these Units then owned by you; and
     (c) any and all profits realized by you, on an after-tax basis, pursuant to any sales or transfer of any Shares received upon settlement of these Units within the six (6) month period prior to the date of such Forfeiture Event.
Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this Unit and the Shares, and the Company further shall be entitled to reimbursement from you of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 4. By accepting this Restricted Stock Unit Award, you hereby consent to a deduction from any amounts the Company owes to you from time to time (including amounts owed to you as compensation as well as any other amounts owed to you by the Company), to the extent of any amounts that you owe to the Company under this Section 4. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe to the Company, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.
     5. Share Certificates. Share certificates (the “Certificate”) evidencing the settlement of Units into Shares will be issued only at your request and the Shares will be issued and registered in your name as of the Vesting Date (such date being the end of the “Restricted Period”) on the register of shareholders of the Company (through its transfer agent). If the Shares are to be issued in certificated form, Certificates representing the Shares will be delivered to you as soon as practicable after the end of the applicable Restricted Period.
     6. Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee shall:
     (a) adjust proportionately the number of Units for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding shares of common stock of the Company effected without the receipt of consideration by the Company; and
     (b) if the Company is a participating corporation in any merger or consolidation and provided the Units are not terminated upon consummation of such merger or consolidation, modify such Units to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the Units would have been entitled upon such consummation.
Notwithstanding anything to the contrary, such adjustments by the Committee shall be final, binding and conclusive.
     7. US Tax Consequences. Below is a brief summary as of the date of this Restricted Stock Unit Award of certain United States federal tax consequences of the award of the Units and disposition of the Shares upon settlement of the Units under the laws in effect as of the date of grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE SETTLEMENT OF THIS RESTRICTED STOCK UNIT AWARD OR DISPOSING OF THE SHARES. There may be a regular federal (and state) income tax liability when the Units vest on the Vesting Date(s). You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the current Fair Market Value of the Shares underlying the Units on the date of vesting (i.e., when the forfeiture provisions lapse). If Shares issued upon vesting of this Restricted Stock Unit Award are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes.
     8. Effect of Agreement. You acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Units’ terms), and hereby accept this Restricted Stock Unit Award and agree to be bound by its contractual terms as set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Committee (as defined in Section 2(m) of the Plan) regarding any questions relating to the Units. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.
     9. Restriction on Transferability. Until settlement of the Units upon issuance to you of the Shares subject thereto, the Units may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above and subject to Section 11 below, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.
     10. Voting Rights. You will have no voting or any other rights as a shareholder of the Company with respect to the Units prior to the date on which you are issued the Shares in settlement thereof. Upon settlement of the Units into Shares, you will obtain full voting and other rights as a shareholder of the Company.
     11. Designation of Beneficiaries. You may, in accordance with procedures established by the Committee (as defined in Section 2(m) of the Plan), designate one or more beneficiaries to receive all or part of any Shares to be distributed to you hereunder on settlement of Units in the case of your death, and you may change or revoke such designation at any time. In the event of your death, any Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under the Applicable Laws (as defined in Section 2(c) of the Plan)) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Shares distributable will be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.
     12. Amendment of Restricted Stock Unit Award. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect your rights under this Agreement without your consent.
     13. Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, this Restricted Stock Unit Award and this Agreement. The Company agrees, and you agree as a condition to acceptance of the Restricted Stock Unit Award, to submit to the jurisdiction of the courts located in the jurisdiction in which you provide, or most recently provided, your primary services to the Company.
     14. Data Protection. You acknowledge and agree (by executing this Agreement) to the collection, use, processing and transfer of certain personal data as described in this Section 14. You understand that you are not obliged to consent to such collection, use, processing and transfer of personal data. However, you understand your failure to provide such consent may affect your ability to participate in the Plan. You understand that the Company may hold certain personal information about you, including your name, social security number (or other tax identification number) salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of it Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. You authorize these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Unit on your behalf by a broker or other third party with whom you may elect to deposit any Shares subject to the Unit acquired pursuant to the Plan. You understand that you may, at any time, review Data with respect to you and require any necessary amendments to such Data. You also understand that you may withdraw the consents to use Data herein by notifying the Company in writing; however, you understand that by withdrawing your consent to use Data, you may affect your ability to participate in the Plan.
     15. Service Matters. This Restricted Stock Unit Award does not form part of your entitlement to remuneration or benefits in terms of your services to the Company. Your terms and conditions of service are not affected or changed in any way by this Restricted Stock Unit Award or by the terms of the Plan or this Agreement. No provision of this Agreement or of the Restricted Stock Unit Award granted hereunder shall give you any right to continue in the service of the Company or any Affiliate, create any inference as to the length of your service, affect the right of the Company or any Affiliate to terminate your service, with or without Cause (as defined in Section 2(i) of the Plan), or give you any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. You acknowledge and agree (by executing this Agreement) that the granting of the Restricted Stock Unit Award under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards in the future. Further, the Restricted Stock Unit Award set forth in this Agreement constitutes a non-recurrent benefit and the terms of this Agreement are only applicable to the Units awarded pursuant to this Agreement.
     16. Tax Provisions Applicable to Non-US Persons. This Section 16 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of the Restricted Stock Unit Award and during the period in which you hold this Restricted Stock Unit Award or the Shares issued upon settlement thereof.
     (a) Applicable if you are not a US person (including as to UK persons): You hereby agree to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and national insurance or social security contributions arising on the grant of the Restricted Stock Unit Award, vesting of the Restricted Stock Unit Award or the issuance of the Shares upon settlement..
     (b) Applicable if you are a UK person: Where any obligation to pay income tax or national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from you an amount of money sufficient to meet the Tax Liability by any of the following arrangements:
     (i) deduction from salary or other payments due to you; or
     (ii) withholding from the issuance to you of that number of Shares (otherwise to be acquired by you upon settlement of the Units) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

If the Participant is unable to satisfy his or her Tax Liability pursuant to either subparagraph (i) or clause (ii) above, the Company may additionally cause the forfeiture of any Shares otherwise scheduled to become vested under the Restricted Stock Unit Award on a given date to avoid imposition of any Tax Liability to the Participant.
     17. Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
     18. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
     19. Representations. As a condition to your receipt of this Restricted Stock Unit Award and the Shares to be issued on settlement thereof, you represent and warrant the following:
     (a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Restricted Stock Unit Award;
     (b) You are acquiring the Restricted Stock Unit Award and the Shares subject thereto for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law (as defined in Section 2(c) of the Plan);
     (c) You understand that neither the Units nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;
     (d) You further understand that prior to any resale by you of the Shares acquired upon settlement of these Units without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;
     (e) You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and
     (f) You further agree that as a condition to settlement of these Units, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 19.
     By your signature below, you indicate your acceptance of the terms of this Restricted Stock Unit Award, and acknowledge that you have received copies of the Plan and the prospectus, in each case as currently in effect. By signing this Agreement, you acknowledge that your personal information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, you consent to such transmission of personal data as the Company believes is appropriate to administer the Plan.

Accepted and Agreed to by Participant:

Participant

Acknowledged and Agreed to by Company:

Raymond J. Milchovich
Chairman & CEO